Media Chrissy Roebuck press@zillow.com Investors ir@zillowgroup.com Brad Berning Zillow Group Reappoints Bill Gurley to Board of Directors Jan. 9, 2024 — Zillow Group announced today the reappointment of Bill Gurley, prominent venture capitalist and partner at Benchmark Capital, to the company’s Board of Directors1, effective immediately. Gurley previously served on the Board from 2005 to 2015. Zillow Group co-founder and CEO Rich Barton said: “We couldn’t be happier to welcome Bill Gurley back to our Board of Directors. I can easily say Zillow would not be the company it is today without the invaluable contributions he made as both an investor and adviser in our earliest days, as well as during his original decade-long tenure as Board Director. Bill is a visionary and renowned adviser to mission-driven technology teams building brands for the long term, with especially deep expertise in digital consumer marketplaces. We're excited to have his insights and expertise once again helping guide Zillow's growth and success.” Bill Gurley, partner at Benchmark and newest member of Zillow Group’s Board, said: “Zillow is drastically improving the renting, buying and selling experience for consumers across the country. In the 18 years since I first invested in Zillow and joined its board, it’s been incredibly rewarding to see the company grow to be a household name and category leader by delivering innovative products and services for consumers and agents. Over the next several years, I believe Zillow is going to harness its astounding brand power to continue transforming the consumer experience and real estate industry.” 1 https://investors.zillowgroup.com/investors/governance/board-and-committee-composition/default.aspx Exhibit 99.1

Bill Gurley has spent more than 20 years as a general partner at Benchmark, joining in 1999. In addition to Zillow, over his venture career, Bill has invested in and served on the board of such companies as Jamdat (IPO: JMDT, Acq. by EA), GrubHub2 (IPO: GRUB), Nextdoor3 (IPO: KIND), OpenTable4 (IPO: OPEN, Acq. by Priceline), Stitch Fix5 (IPO: SFIX), and Uber6 (IPO: UBER). Before entering the venture capital business, Bill spent four years on Wall Street as an “Institutional Investor”-ranked research analyst, including three years at CS First Boston. He also worked as the lead analyst on Amazon's IPO. Prior to his finance career, he worked as a computer engineer at Compaq in Houston. Bill received his Bachelor of Science in computer science from the University of Florida and a Master of Business Administration from the University of Texas. He is also a Chartered Financial Analyst. Bill maintains a blog on the evolution and economics of high-technology businesses called Above the Crowd7, and he can be followed on X at @bgurley8. Zillow Group’s Board of Directors includes Rich Barton, Lloyd Frink, Amy Bohutinsky, Erik Blachford, Claire Cormier Thielke, Bill Gurley, Jay Hoag, Gregory Maffei, Gordon Stephenson, and April Underwood. About Zillow Group: Zillow Group, Inc. (NASDAQ: Z and ZG) is reimagining real estate to make home a reality for more and more people. As the most visited real estate website in the United States, Zillow and its affiliates help people find and get the home they want by connecting them with digital solutions, great partners, and easier buying, selling, financing and renting experiences. Zillow Group's affiliates, subsidiaries and brands include Zillow®, Zillow Premier Agent®, Zillow Home Loans℠, Trulia®, Out East®, StreetEasy®, HotPads®, ShowingTime+℠, Spruce® and Follow Up Boss®. All marks herein are owned by MFTB Holdco, Inc., a Zillow affiliate. Zillow Home Loans, LLC is an Equal Housing Lender, NMLS #10287 (www.nmlsconsumeraccess.org). © 2023 MFTB Holdco, Inc., a Zillow affiliate. (ZFIN) 2 https://www.grubhub.com/ 3 https://nextdoor.com/ 4 https://www.opentable.com/ 5 https://www.stitchfix.com/ 6 https://www.uber.com/ 7 https://abovethecrowd.com/ 8 https://twitter.com/bgurley